Exhibit 99.1
BRIGHTPOINT REPORTS FOURTH QUARTER AND YEAR END 2007 FINANCIAL RESULTS
FOR THE FOURTH QUARTER OF 2007:
▪	Revenue of $1.6 billion, an increase of 141% from the fourth quarter of 2006.

▪	Income from continuing operations of $14.2 million or $0.17 per diluted share compared to $10.0 million or $0.20 per diluted share in the fourth quarter of 2006. Weighted average common shares outstanding (diluted) of 81.3 million for the fourth quarter of 2007 compared to 50.4 million for the fourth quarter of 2006. Fourth quarter 2007 results included:
o	$8.5 million restructuring charges (pre-tax), consisting of a charge of $7.1 million in connection with terminating Dangaard Telecom’s implementation of SAP enterprise resource planning and related software and a $1.4 million charge in connection with consolidating the Brightpoint and Dangaard operations in Germany.

o	$5.7 million (pre-tax) of non-cash amortization expense related to finite-lived intangible assets acquired in connection with the CellStar and Dangaard Telecom transactions.

o	$1.6 million (pre-tax) of non-cash stock based compensation expense in the fourth quarter of 2007 compared to $1.9 million in the fourth quarter of 2006 (included within SG&A expenses).

o	$0.7 million of incremental costs related to integrating the Dangaard Telecom acquisition (included within SG&A expenses).

o	$4.9 million tax impact of items described above.
▪	Adjusted income from continuing operations (non-GAAP) of $25.7 million or $0.31 per diluted share. Please see the disclosure below regarding adjusted income from continuing operations.

▪	Net income of $14.9 million or $0.18 per diluted share compared to $9.7 million or $0.19 per diluted share in the fourth quarter of 2006.

▪	Gross margin of 7.3%, an increase of 1.1 percentage points from the fourth quarter of 2006.

▪	A record 27.0 million wireless devices handled, an increase of approximately 78% from the fourth quarter of 2006.

▪	EBITDA of $41.9 million in the fourth quarter of 2007 compared to $15.6 million for the fourth quarter of 2006.
FOR THE YEAR ENDED DECEMBER 31, 2007:
(Including the results of operations of the Dangaard Telecom operations beginning August 1, 2007 as the Dangaard Telecom acquisition closed July 31, 2007)
▪	Revenue of $4.3 billion, an increase of 77% from 2006.

▪	Income from continuing operations of $46.7 million or $0.73 per diluted share compared to $36.2 million or $0.72 per diluted share in 2006. 2007 results included:
o	$10.2 million (pre-tax) of non-cash amortization expense related to finite-lived intangible assets acquired in connection with the CellStar and Dangaard Telecom transactions.

o	$8.7 million restructuring charges (pre-tax), consisting of a charge of $7.1 million in connection with terminating Dangaard Telecom’s implementation of SAP enterprise resource planning and related software and a $1.6 million charge in connection with consolidating the Brightpoint and Dangaard operations in Germany.

o	$6.1 million (pre-tax) of non-cash stock based compensation expense in 2007 compared to $6.0 million in 2006 (included within SG&A expenses).

o	$4.2 million (pre-tax) of incremental costs related to integrating the Dangaard Telecom and CellStar acquisitions and initial charges taken in connection with other longer-term cost saving initiatives (included within SG&A expenses).

o	$25.5 million tax impact of items described above, including $14.1 million tax benefit related to the reversal of valuation allowances on certain foreign tax credit carryforwards and $2.1 million tax benefit resulting from a reduction in the statutory tax rate in Germany.
▪	Net income of $47.4 million or $0.74 per diluted share compared to $35.6 million or $0.70 per diluted share in 2006.

▪	A record 82.9 million wireless devices handled, an increase of 55% from 2006.

▪	EBITDA of $90.6 million as compared to $60.7 million in 2006
FOR 2008 MANAGEMENT CURRENTLY EXPECTS:
▪	Annual as adjusted (non-GAAP) SG&A as a percent of revenue of 4.3% to 4.7%

▪	Annual effective tax rate from 32% to 35%

▪	Non-GAAP weighted average common shares outstanding (diluted) of approximately 83.3 million
Please see the attached Schedules and the Brightpoint website at www.Brightpoint.com for an explanation and reconciled presentation of the results for the fourth quarter and year ended December 31 2007 prepared in accordance with U.S. GAAP and on an as adjusted non-GAAP basis. The explanation includes the reasons why management believes such non-GAAP measures are useful both to management and investors. Any financial measure other than those prepared in accordance with U.S. GAAP should not be considered a substitute for, or superior to, measures of financial performance prepared in accordance with U.S. GAAP. In addition, please see the attached Supplemental Information for a reconciliation of EBITDA.
Plainfield, Ind. -February 7, 2008 - Brightpoint, Inc. (NASDAQGS: CELL) reported its financial results for the fourth quarter and year ended December 31, 2007. Unless otherwise noted, amounts pertain to the fourth quarter of 2007.
“I am very pleased with our results in the Fourth Quarter,” stated Robert J. Laikin, Brightpoint’s Chief Executive Officer and Chairman of the Board. “The global demand for wireless devices continues to be healthy and I only expect a seasonal decline of approximately 5% to 10% in terms of global handset unit volumes in Q1-08 from Q4-07. I reiterate my previously estimated 2008 global sell-in range of 1.25 billion to 1.35 billion units which will be driven by a high handset replacement cycle. Brightpoint handled about 83 million wireless devices in 2007 and expects to handle over 100 million devices in 2008 representing a growth rate that is faster than the wireless device industry. Looking at 2008 and the future years, converged devices and many related applications will be the main reason for excitement in this great industry. I believe 15%-20% of all devices sold in 2008 will be converged devices and this percentage will increase to 75% in mature markets in the next 5 years. Brightpoint is positioned well within the wireless supply chain to take advantage of these positive trends and align itself with the leading manufacturers, network operators and application developers who will lead the charge in the converged device arena.”
“Our successful fourth quarter included significant progress in integrating the Dangaard operations,” said Tony Boor, Brightpoint’s Chief Financial Officer. “We have developed synergy plans and in many cases we have begun implementing those plans. Our finance team has implemented our policies and procedures to ensure we have a robust control environment in place throughout our global operations. As we turn our attention to 2008, we are focused on reducing our average outstanding debt by $100 to $150 million in the second half of the year by using cash generated from operations, renegotiating payment terms with our vendors and improving inventory management.”

SUMMARY FINANCIAL RESULTS
(Amounts in thousands, except per share data)
The Company completed its acquisition of Dangaard Telecom A/S on July 31, 2007. Accordingly, results of operations for Dangaard Telecom are included in our consolidated results of operations beginning August 1, 2007.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)
Wireless devices handled	26,957	15,149	82,942	53,539
Revenue	$1,629,665	$677,221	$4,300,275	$2,425,373
Gross profit	$118,247	$41,848	$270,586	$150,906
Gross margin	7.3%	6.2%	6.3%	6.2%
Selling, general and administrative expenses	$73,135	$29,775	$185,484	$102,253
Operating income from continuing operations	$30,725	$12,002	$65,913	$48,371
Income from continuing operations	$14,172	$10,033	$46,719	$36,190
Net income	$14,894	$9,737	$47,394	$35,610

Diluted per share:
Income from continuing operations	$0.17	$0.20	$0.73	$0.72
Net income	$0.18	$0.19	$0.74	$0.70
Revenue was $1.6 billion for the fourth quarter of 2007, an increase of 141% from the fourth quarter of 2006. Management estimates that when excluding the impact of the Dangaard Telecom and CellStar acquisitions, revenue increased by approximately 28%-30%, which was largely driven by growth in our distribution business in Singapore.
Gross margin was 7.3% for the fourth quarter of 2007, an increase of 1.1 percentage points from the fourth quarter of 2006. The 1.1 percentage point increase in gross margin was largely driven by an 11.6 percentage point increase in gross margin from our logistic services business. The increase in gross margin from logistic services was primarily driven by an increase in logistic services gross profit and gross margin in our Europe division resulting largely from the Dangaard Telecom acquisition. Logistic services gross margin also increased in our Europe division as a result of new fulfillment arrangements with customers located in Russia. Our overall distribution gross margin was favorably impacted by approximately 0.3 percentage points during the fourth quarter of 2007 as a result of higher than historical gross margins in our Singapore business as a result of a strong product line-up from our largest supplier as well as favorable product allocations. There can be no assurances that we will continue to experience this level of gross margins in our Singapore distribution business in the future.
SG&A expenses increased $43.4 million or 146% for the three months ended December 31, 2007 compared to the same period in the prior year. SG&A expenses associated with the Dangaard Telecom operations represented $29.9 million of the overall increase in SG&A expenses for the three months ended 2007. Excluding the impact of the Dangaard Telecom acquisition, SG&A expenses increased $13.5 million for the fourth quarter of 2007 compared to the fourth quarter of 2006. SG&A expenses as a percent of revenue was 4.5% for the fourth quarter of 2007 compared to 4.4% for the fourth quarter of 2006. The fourth quarter of 2007 represents the first full quarter impact of the Dangaard Telecom operations including the impact of conforming Dangaard Telecom to Brightpoint accounting policies. For the 2008 fiscal year, we expect SG&A expenses as a percent of revenue to be within a range of 4.3% to 4.7% on an as adjusted (non-GAAP) basis. A majority of our SG&A expenses do not vary with seasonal changes in volume. As a result, we would expect SG&A expenses as a percent of revenue to fluctuate on a quarterly basis.
Amortization expense was $5.9 million for the fourth quarter of 2007, which primarily relates to finite-lived intangible assets acquired in connection with the CellStar and Dangaard Telecom transactions. We allocated the purchase price of the Dangaard

Telecom acquisition based on preliminary estimates of the fair value of assets acquired and liabilities assumed. The assets acquired included $123.1 million of intangible assets assigned to the customer relationships included in the acquisition. The acquired intangible assets have a useful life of approximately fifteen years and are being amortized over the period that the assets are expected to contribute to our future cash flows. The assets are being amortized on an accelerated method based on the projected cash flows used for valuation purposes. We believe that these cash flows are most reflective of the pattern in which the economic benefit of the intangible assets will be consumed. Based on the preliminary estimates of the fair value of assets acquired we expect to recognize amortization expense during 2008 of approximately $17.0 million to $20.0 million related to the finite lived intangible assets acquired in the Dangaard Telecom and CellStar acquisitions.
Restructuring charges were $8.5 million for the fourth quarter of 2007. In the fourth quarter of 2007, we decided to terminate Dangaard Telecom’s implementation of SAP enterprise resource planning and related software, which resulted in an impairment charge of $7.1 million. In addition, we recorded a charge of $1.4 million in connection with consolidating the Brightpoint and Dangaard Telecom operations in Germany. We anticipate taking an additional restructuring charge during the first half of 2008 of approximately $3.2 million to $3.8 million associated with the final exit of our redundant warehouse and office facility in Germany.
Our effective tax rate was 36.3% for the fourth quarter of 2007. For the 2008 fiscal year, we expect our effective tax rate to be within the range of 32.0% to 35.0%.
For the fourth quarter of 2007, our weighted average common shares outstanding (diluted) were 81.3 million, and our non-GAAP weighted average common shares outstanding (diluted) were 82.1 million. By the end of 2008, we expect our non-GAAP weighted average common shares outstanding (diluted) to be approximately 83.3 million.

     Brightpoint, Inc. (NASDAQGS: CELL) is a global leader in the distribution of wireless devices and in providing customized logistic services to the wireless industry. In 2007, Brightpoint handled approximately 83 million wireless devices globally. Brightpoint’s innovative services include distribution, channel development, fulfillment, product customization, eBusiness solutions, and other outsourced services that integrate seamlessly with its customers. Brightpoint’s effective and efficient platform allows its customers to benefit from quickly deployed, flexible, and cost effective solutions. The company has approximately 3,300 employees in over 25 countries. In 2007 Brightpoint generated revenue of $4.3 billion and net income of $47.4 million. Brightpoint provides distribution and customized services to over 25,000 B2B customers worldwide. Additional information about Brightpoint can be found on its website at www.brightpoint.com, or by calling its toll-free Information and Investor Relations line at 877-IIR-CELL (877-447-2355).
     Certain information in this press release may contain forward-looking statements regarding future events or the future performance of the Company including, without limitation, its expectations regarding SG&A as a percent of revenue, annual effective tax rate, and non-GAAP weighted average common shares outstanding (diluted). These statements are only predictions and actual events or results may differ materially. Please refer to the documents the Company files, from time to time, with the Securities and Exchange Commission; specifically, the Company’s most recent Form 10-K and Form 10-Q and the cautionary statements contained in Exhibit 99.1 thereto. These documents contain and identify important risk factors that could cause the actual results to differ materially from those contained in or implied by these forward-looking statements. These risk factors include, without limitation, uncertainties relating to customer plans and commitments, including, without limitation, (i) loss of significant customers or a reduction in prices we charge these customers: Dobson Communications Corporation was recently acquired. In addition Rural Cellular Corporation (RCC) and Suncom have recently announced plans to be acquired. The completion of any of these acquisitions may negatively impact our operating results. (ii) our significant payment obligations under certain debt, lease and other contractual arrangements and our ability to reduce these obligations; (iii) possible adverse effect on demand for our products resulting from consolidation of mobile operators; (iv) dependence upon principal suppliers and availability and price of wireless products including the risk of consolidation of these suppliers; (v) our ability to borrow additional funds; (vi) possible difficulties collecting our accounts receivable; (vii) our ability to increase volumes and maintain our margins; (viii) investment in and implementation of sophisticated information systems technologies and our reliance upon the proper functioning of such systems; (ix) our ability to expand and implement our future growth strategy, including acquisitions; (x) uncertainty regarding future volatility in our Common Stock price; (xi) uncertainty regarding whether wireless equipment manufacturers and wireless network operators will continue to outsource aspects of their business to us; (xii) our reliance upon third parties to manufacture products which we distribute and reliance upon their quality control procedures; (xiii) the potential for our operations to be materially affected by fluctuations in regional demand and economic factors; (xiv) our ability to respond to rapid technological changes in the wireless communications and data industry; (xv) access to or the cost of increasing amounts of capital, trade credit or other financing; (xvi) risks of foreign operations, including currency, trade restrictions and political risks in our foreign markets; (xvii) effect of natural disasters, epidemics, hostilities or terrorist attacks on our operations; (xviii) our ability to manage and sustain future growth at our historical or current rates; (xix) certain relationships and financings, which may provide us with minimal returns or losses on our investments; (xx) the impact that seasonality may have on our business and results; (xxi) our ability to attract and retain qualified management and other personnel, cost of complying with labor agreements and high rate of personnel turnover; (xxii) our ability to protect our proprietary information; (xxiii) our ability to maintain adequate insurance at a reasonable cost; (xxiv) the potential issuance of additional equity, including our Common Stock, which could result in dilution of existing shareholders and may have an adverse impact on the price of our Common Stock; (xxv) existence of anti-takeover measures; (xxvi) the fact that a substantial number of shares will be eligible for future sale by Dangaard Holding and the sale of those shares could adversely affect our stock price; (xxvii) if we are not able to integrate Dangaard Telecom’s operations in a timely manner, we may not realize anticipated benefits of the transaction in a timely fashion, or at all, and our business could be harmed; (xxviii) we incurred significant financial obligations as a result of the acquisition of Dangaard Telecom, and our inability to satisfy these could materially and adversely affect our operating results and financial condition and harm our business; (xxix) acquisition related accounting impairment and amortization charges may delay and reduce our post-acquisition profitability; (xxx) exposure to unknown pre-existing liabilities of Dangaard Telecom could cause us to incur substantial financial obligations and harm our business; (xxxi) possible adverse effects of future medical claims regarding the use of wireless devices; (xxxii) our ability to meet intense industry competition. Because of the aforementioned uncertainties affecting our future operating results, past performance should not be considered to be a reliable indicator of future performance, and investors should not use historical trends to anticipate future results or trends. The words “believe,” “expect,” “anticipate,” “intend,” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which speak only as of the date that such statement was made. We undertake no obligation to update any forward-looking statement.

BRIGHTPOINT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

		Three Months Ended			Three Months Ended
		December 31, 2007 (1)			December 31, 2006 (1)
		(Unaudited)			(Unaudited)
	US GAAP	Non-GAAP	As	US GAAP	Non-GAAP	As
	As Reported	Adjustments (2)	Adjusted	As Reported	Adjustments (4)	Adjusted

Revenue
Distribution revenue	$1,522,981		$1,522,981	$594,622		$594,622
Logistic services revenue	106,684		106,684	82,599		82,599

Total revenue	1,629,665		1,629,665	677,221		677,221

Cost of revenue
Cost of distribution revenue	1,445,475		1,445,475	574,710		574,710
Cost of logistic services revenue	65,943		65,943	60,663		60,663

Total cost of revenue	1,511,418		1,511,418	635,373		635,373

Gross profit	118,247		118,247	41,848		41,848

Selling, general and administrative expenses	73,135	$(2,298)	70,837	29,775	$(1,885)	27,890
Amortization	5,892	(5,714)	178	71		71
Restructuring charge	8,495	(8,495)	—	—		—

Operating income from continuing operations	30,725	16,507	47,232	12,002	1,885	13,887

Interest, net	8,700		8,700	130		130
Other (income) expenses	(448)		(448)	(823)		(823)

Income from continuing operations before income taxes	22,473	16,507	38,980	12,695	1,885	14,580

Income tax expense	8,161	4,939	13,100	2,662	593	3,255

Income from continuing operations before minority interest	14,312	11,568	25,880	10,033	1,292	11,325

Minority interest	140		140	—		—

Income from continuing operations	14,172	$11,568	$25,740	10,033	$1,292	$11,325

Discontinued operations, net of income taxes:
Loss from discontinued operations	(9)			(59)
Gain on disposal of discontinued operations	731			(237)
Total discontinued operations, net of income taxes	722			(296)

Net income	$14,894			$9,737

Earnings per share — basic:
Income from continuing operations	$0.18		$0.33	$0.20		$0.23

Discontinued operations, net of income taxes	0.01			(0.01)

Net income	$0.19			$0.19

Earnings per share — diluted:
Income from continuing operations	$0.17		$0.31	$0.20		$0.22

Discontinued operations, net of income taxes	0.01			(0.01)

Net income	$0.18			$0.19

Weighted average common shares outstanding:
Basic	77,102		77,102	49,336		49,336

Diluted	81,291	790	82,081	50,429	836	51,265

See accompanying “Notes to Consolidated Statements of Operations”

BRIGHTPOINT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

		Twelve Months Ended			Twelve Months Ended
		December 31, 2007 (1)			December 31, 2006 (1)
		(Unaudited)
	US GAAP	Non-GAAP	As	US GAAP	Non-GAAP	As
	As Reported	Adjustments (3)	Adjusted	As Reported	Adjustments (4)	Adjusted

Revenue
Distribution revenue	$3,942,095		$3,942,095	$2,097,510			$2,097,510
Logistic services revenue	358,180		358,180	327,863			327,863

Total revenue	4,300,275		4,300,275	2,425,373			2,425,373

Cost of revenue
Cost of distribution revenue	3,775,165		3,775,165	2,015,736			2,015,736
Cost of logistic services revenue	254,524		254,524	258,731			258,731

Total cost of revenue	4,029,689		4,029,689	2,274,467			2,274,467

Gross profit	270,586		270,586	150,906			150,906

Selling, general and administrative expenses	185,484	$(10,009)	175,475	102,253	$(6,005)		96,248
Amortization	10,528	(10,165)	363	291			291
Restructuring charge (benefit)	8,661	(8,661)	—	(9)			(9)

Operating income from continuing operations	65,913	28,835	94,748	48,371	6,005		54,376

Interest, net	18,017		18,017	553			553
Other (income) expenses	390	(256)	134	(610)			(610)

Income from continuing operations before income taxes	47,506	29,091	76,597	48,428	6,005		54,433

Income tax expense	440	25,514	25,954	12,238	1,870		14,108

Income from continuing operations before minority interest	47,066	3,577	50,643	36,190	4,135		40,325

Minority interest	347		347	—			—

Income from continuing operations	46,719	$3,577	$50,296	36,190	$4,135		$40,325

Discontinued operations, net of income taxes:
Loss from discontinued operations	(68)			(417)
Gain on disposal of discontinued operations	743			(163)

Total discontinued operations, net of income taxes	675			(580)

Net income	$47,394			$35,610

Earnings per share — basic:
Income from continuing operations	$0.76		$0.82	$0.74			$0.82

Discontinued operations, net of income taxes	0.01			(0.01)

Net income	$0.77			$0.73

Earnings per share — diluted:
Income from continuing operations	$0.73		$0.78	$0.72			$0.79

Discontinued operations, net of income taxes	0.01			(0.02)

Net income	$0.74			$0.70

Weighted average common shares outstanding:
Basic	61,174		61,174	49,104			49,104

Diluted	63,571	987	64,558	50,554	746		51,300

See accompanying “Notes to Consolidated Statements of Operations”

Notes to Consolidated Statements of Operations:
(1)	We have provided income from continuing operations and earnings per share on both a U.S. GAAP basis and an as adjusted non-GAAP basis because the Company’s management believes it provides meaningful information to investors. Among other things, it may assist investors in evaluating the Company’s on-going operations. Adjustments to earnings per share from continuing operations generally include certain non-cash charges such as stock based compensation and amortization of acquired finite lived intangible assets as well as other items that are considered to be unusual or infrequent in nature such as restructuring charges. Non-GAAP earnings per share is calculated by dividing non-GAAP income from continuing operations by non-GAAP weighted average common shares outstanding (diluted). For purposes of calculating non-GAAP earnings per share, the calculation of weighted average common shares outstanding (diluted) is adjusted to exclude the benefits of compensation costs attributable to future services and not yet recognized in the financial statements that are treated as proceeds assumed to be used to repurchase shares under the U.S. GAAP treasury stock method. We believe these non-GAAP disclosures provide important supplemental information to management and investors regarding financial and business trends relating to the Company’s financial condition and results of operations. Management uses these non-GAAP measures internally to evaluate the performance of the business and to evaluate results relative to incentive compensation targets for certain employees. Investors should consider non-GAAP measures in addition to, not as a substitute for, or as superior to measures of financial performance prepared in accordance with U.S. GAAP.
(2)	Adjustments for the three months ended December 31, 2007 primarily include:
•	$8.5 million restructuring charges, consisting of a charge of $7.1 million in connection with terminating Dangaard Telecom’s implementation of SAP enterprise resource planning and related software and a $1.4 million charge in connection with consolidating the Brightpoint and Dangaard operations in Germany.

•	$5.7 million of non-cash amortization expense related to intangible assets acquired in connection with the CellStar and Dangaard Telecom transactions.

•	$1.6 million of non-cash stock based compensation expense.

•	$0.7 million of incremental costs related to integrating the Dangaard Telecom acquisition.

•	$4.9 million tax impact of items described above.
(3)	Adjustments for the twelve months ended December 31, 2007 primarily include:
•	$8.7 million restructuring charges, consisting of a charge of $7.1 million in connection with terminating Dangaard Telecom’s implementation of SAP enterprise resource planning and related software and a $1.6 million charge in connection with consolidating the Brightpoint and Dangaard operations in Germany.

•	$10.2 million of non-cash amortization expense related to intangible assets acquired in connection with the CellStar and Dangaard Telecom transactions.

•	$6.1 million of non-cash stock based compensation expense.

•	$4.2 million of incremental costs related to integrating the Dangaard Telecom and CellStar acquisitions and initial charges taken in connection with other longer-term cost saving initiatives.

•	$25.5 million tax impact of items described above, including $14.1 million tax benefit related to the reversal of valuation allowances on certain foreign tax credit carryforwards and $2.1 million tax benefit resulting from a reduction in the statutory tax rate in Germany.
(4)	Adjustments for the three and twelve months ended December 31, 2006 consist of pre-tax non-cash stock based compensation expense of $1.9 million and $6.0 million, respectively.

BRIGHTPOINT, INC.
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except per share data)

	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$101,582	$54,130
Pledged cash	578	201
Accounts receivable (less allowance for doubtful accounts of $17,157 in 2007 and $4,926 in 2006)	751,146	228,186
Inventories	474,951	391,657
Contract financing receivable	3,092	20,161
Contract financing inventory	—	7,293
Other current assets	69,261	25,870

Total current assets	1,400,610	727,498

Property and equipment, net	55,732	37,904
Goodwill	349,646	6,976
Other intangibles, net	135,431	1,243
Other assets	30,942	4,732

Total assets	$1,972,361	$778,353

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$664,484	$454,552
Accrued expenses	189,415	68,320
Contract financing payable	1,601	30,991
Current portion of long-term debt	19,332	—
Lines of credit and other short-term borrowings	308	13,875

Total current liabilities	875,140	567,738

Long-term liabilities:
Lines of credit, long-term	208,091	3,750
Long-term debt	233,122	—
Other long-term liabilities	54,425	12,037

Total long-term liabilities	495,638	15,787

Total liabilities	1,370,778	583,525

COMMITMENTS AND CONTINGENCIES

Minority interest	818	—

Shareholders’ equity:
Preferred stock, $0.01 par value: 1,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value: 100,000 shares authorized; 88,418 issued in 2007 and 57,536 issued in 2006	884	575
Additional paid-in-capital	584,806	266,756
Treasury stock, at cost, 6,928 shares in 2007 and 6,891 shares in 2006	(58,695)	(58,295)
Retained earnings (deficit)	29,467	(17,918)
Accumulated other comprehensive income	44,303	3,710

Total shareholders’ equity	600,765	194,828

Total liabilities and shareholders’ equity	$1,972,361	$778,353

BRIGHTPOINT, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)

	Twelve Months Ended
	December 31,
	2007	2006
	(Unaudited)
Operating activities
Net income	$47,394	$35,610
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	24,747	12,234
Discontinued operations	(675)	580
Pledged cash requirements	(371)	(15)
Non-cash compensation	6,104	6,005
Facility consolidation charge (benefit)	8,661	(9)
Change in deferred taxes	(25,625)	(3,020)
Minority interest	347	—
Other non-cash	6,459	2,126

	67,041	53,511

Changes in operating assets and liabilities, net of effects from acquisitions and divestitures:
Accounts receivable	(123,195)	(41,135)
Inventories	160,596	(258,070)
Other operating assets	(7,156)	(1,542)
Accounts payable and accrued expenses	(23,985)	197,319

Net cash provided by (used in) operating activities	73,301	(49,917)

Investing activities
Capital expenditures	(20,247)	(20,779)
Acquisitions, net of cash acquired	(68,902)	(1,413)
Net cash provided by (used in) contract financing arrangements	(4,838)	6,960
Increase in other assets	(5,047)	(1,853)

Net cash used in investing activities	(99,034)	(17,085)

Financing activities
Net proceeds from credit facilities	104,479	15,825
Repayments on debt assumed from Dangaard Telecom	(284,722)	—
Borrowings of long-term debt	250,000	—
Repayments of long-term debt	(4,726)	—
Deferred financing costs paid	(4,597)	—
Purchase of treasury stock	(400)	(18,367)
Excess tax benefit from equity based compensation	1,602	8,690
Proceeds from common stock issuances under employee stock option plans	4,129	5,760

Net cash provided by financing activities	65,765	11,908
Effect of exchange rate changes on cash and cash equivalents	7,420	3,171

Net increase (decrease) in cash and cash equivalents	47,452	(51,923)
Cash and cash equivalents at beginning of year	54,130	106,053

Cash and cash equivalents at end of year	$101,582	$54,130

Supplemental Information
(Amounts in thousands)
Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
Net income (1)	$14,894	$9,737	$47,394	$35,610
Net interest expense (1)	8,694	130	18,010	545
Income taxes (1)	8,188	2,681	467	12,314
Depreciation and amortization (1)	10,088	3,095	24,747	12,234

EBITDA	$41,864	$15,643	$90,618	$60,703

(1)	Includes discontinued operations

EBITDA is a non-GAAP financial measure. Management believes EBITDA provides it with an indicator of how much cash the Company generates, excluding non-cash charges and any changes in working capital. Management also reviews and utilizes the entire statement of cash flows to evaluate cash flow performance.
Cash Conversion Cycle Days
Management utilizes the cash conversion cycle days metric and its components to evaluate the Company’s ability to manage its working capital and its cash flow performance. Cash conversion cycle days and its components for the quarters ending December 31, 2007 and 2006, and September 30, 2007 were as follows:

	Three Months Ended
	December 31,	December 31,	September 30,
	2007	2006	2007
Days sales outstanding in accounts receivable	33	25	40
Days inventory on-hand	27	59	34
Days payable outstanding	(33)	(62)	(42)

Cash Conversion Cycle Days	27	22	32

Our cash conversion cycle improved by approximately 3 days during the fourth quarter of 2007 as a result of changing to off-balance sheet presentation for sales of certain accounts receivable in accordance with U.S. GAAP. This improvement was almost completely offset by a late receipt from a large customer that experienced certain IT difficulties at the end of the quarter resulting in $62.2 million of anticipated payments being delayed into the first quarter. This $62.2 million payment was received on January 2, 2008.

Supplemental Information (continued)
(Amounts in thousands)
Return on Invested Capital (“ROIC”)
The Company uses ROIC to measure the effectiveness of its use of invested capital to generate profits. ROIC for the quarters and trailing four quarters ended December 31, 2007 and 2006, and September 30, 2007, was as follows:

	Three Months Ended
	December 31,	December 31,	September 30,
	2007	2006	2007
Operating income after taxes:
Operating income from continuing operations	$30,725	$12,002	$22,615
Plus: Restructuring	8,495	—	166
Less: estimated income taxes (1)	(14,242)	(2,516)	(4,216)

Operating income after taxes	$24,978	$9,486	$18,565

Invested Capital:
Debt	$460,853	$17,625	$377,289
Shareholders’ equity	600,765	194,828	599,880

Invested capital	$1,061,618	$212,453	$977,169

Average invested capital (2)	$1,019,392	$194,636	$650,515
ROIC (3)	10%	19%	11%

	Trailing Four Quarters Ended
	December 31,	December 31,	September 30,
	2007	2006	2007
Operating income after taxes:
Operating income from continuing operations	$65,913	$48,371	$47,190
Plus: Restructuring	8,661	(9)	166
Less: estimated income taxes (1)	(2,844)	(12,254)	8,882

Operating income after taxes	$71,730	$36,108	$56,238

Invested Capital:
Debt	$460,853	$17,625	$377,289
Shareholders’ equity	600,765	194,828	599,880

Invested capital	$1,061,618	$212,453	$977,169

Average invested capital (2)	$573,913	$170,480	$396,954
ROIC (3)	12%	21%	14%

(1)	Estimated income taxes were calculated by multiplying the sum of operating income from continuing operations and the facility consolidation charge by the respective periods’ effective tax rate.

(2)	Average invested capital for quarterly periods represents the simple average of the beginning and ending invested capital amounts for the respective quarter. Average invested capital for the trailing four quarters represents the simple average of the invested capital amounts for the current and four prior quarter period ends.

(3)	ROIC is calculated by dividing operating income after taxes by average invested capital. ROIC for quarterly periods is stated on an annualized basis and is calculated by dividing operating income after taxes by average invested capital and multiplying the results by four.
The decline in ROIC for the three months and trailing four quarters ended was primarily due to the increase in average invested capital compared to the same periods in the prior year. Average invested capital was negatively impacted for the three months and trailing four quarters ended December 31, 2007 and September 30, 2007 by an increase in invested capital to fund the acquisitions of Dangaard Telecom and CellStar including $318.5 million of acquired goodwill. In addition, operating income after taxes was negatively impacted for the three months ended December 31, 2007 by $5.7 million (pre-tax) of non-cash amortization expense related to intangible assets acquired in connection the Dangaard Telecom and CellStar transactions.

ROIC was positively impacted for the trailing four quarters ended December 31, 2007 compared to the same periods in the prior year by the $2.1 million tax benefit resulting from a reduction in the statutory tax rate in Germany discussed above and the $14.1 million tax benefit related to the reversal of valuation allowances on certain foreign tax credits during the second quarter of 2007.
Our overall ROIC may continue to decrease, and we currently estimate that it could go as low as 7-9%. We anticipate that our ROIC will trend upwards from this low point as we complete the integration of Dangaard Telecom, obtain anticipated synergies, obtain combined balance sheet improvements and reduce our debt.